Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Euro RSCG Life NRP
John C. Doyle	Jeannine Medeiros
(650) 266-1407	(415) 901-3709
doyle@renovis.com	jeannine.medeiros@eurorscg.com

RENOVIS REPORTS FOURTH QUARTER AND FULL YEAR 2003 FINANCIAL RESULTS

South San Francisco, California – March 24, 2004 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs to treat neurological diseases and disorders, today announced financial results for the fourth quarter and full year ended December 31, 2003.

“Renovis made important progress across all areas of its business in 2003,” said Corey S. Goodman, Ph.D., President and Chief Executive Officer. “All three of our drug candidates advanced in the clinic, including Cerovive®, which entered Phase III clinical trials for acute stroke in May 2003. In addition, we completed a Phase I trial of REN-213, our drug candidate for acute post-operative pain, and commenced a Phase II clinical trial of REN-1654 in post-herpetic neuralgia during the year. The company’s discovery platform was very productive in 2003 as well, yielding preclinical development candidates in our pain and neurodegenerative disease research areas. Outside of research and development we achieved key goals in finance and business development by closing a significant private financing and signing a strategic alliance agreement with Genentech, Inc. (Nasdaq: DNA). We built upon these achievements in early 2004 by completing an initial public offering that raised net proceeds of approximately $68,900,000.”

2003 Financial Results

Revenue in the fourth quarter of 2003 and for the year ended December 31, 2003 was $0 and $4,500,000, respectively. All of the revenue in 2003 resulted from milestone payments earned by the company from AstraZeneca in connection with the advancement of Cerovive into Phase III clinical trials.

For the fourth quarter of 2003, net loss attributable to common stockholders was $11,091,000 which includes $1,216,000 in amortization of employee stock-based compensation; compared to $13,771,000 for the same period in 2002, which includes $8,882,000 of expense for acquired in-process research and development. Basic and diluted net loss per share applicable to common stockholders was $8.08 in the fourth quarter of 2003, compared to $12.86 for the same period in 2002. Pro forma basic and diluted net loss per share applicable to common stockholders was $ 0.63 in the fourth quarter of 2003, compared to $2.13 for the same period of 2002. The pro forma basic and diluted net loss per share applicable to common stockholders gives effect to the automatic conversion of the company’s outstanding convertible preferred stock into 16,208,583 shares of common stock upon completion of the initial public offering in February 2004.

The net loss attributable to common stockholders for the year ended December 31, 2003, was $85,265,000, which includes a non-cash, non-recurring deemed dividend of $43,393,000 upon the issuance of Series E convertible preferred stock as well as $1,860,000 of amortization of employee stock-based compensation and $17,305,000 for in-process research and development associated with the acquisition of the pharmaceutical assets of Centaur Pharmaceuticals, Inc. (“Centaur”). This compares to a net loss attributable to common stockholders of $25,077,000 for the year ended December 31, 2002, which includes a charge of $8,882,000 for in-process research and development associated with the acquisition of pharmaceutical assets from Centaur. Basic and diluted net loss per share attributable to common stockholders was $73.02 for the year ended December 31, 2003, compared to $23.56 for 2002. Pro forma basic and diluted net loss per share attributable to common stockholders was $7.25 for the year ended December 31, 2003, compared to $3.99 for 2002. The pro forma basic and diluted net loss per share attributable to common stockholders gives effect to the automatic conversion of the company’s outstanding convertible preferred stock into 16,208,583 shares of common stock upon completion of the initial public offering.

At December 31, 2003, Renovis had cash, cash equivalents and short-term investments of $41,437,000, an increase of $24,022,000 from $17,415,000 at December 31, 2002. This does not include the net proceeds of approximately $68,900,000 from the Company’s initial public offering, including the underwriters’ exercise of their over-allotment option following the offering, or $5,250,000 and $3,000,000, in an up-front technology access fee and purchase of common stock, respectively, by Genentech in connection with the strategic alliance we signed on December 31, 2003.

2003 Highlights

“The past year saw Renovis take a number of critical steps toward our goal of becoming a commercially-focused, fully-integrated biopharmaceutical company,” commented Corey S. Goodman, President and Chief Executive Officer. These key steps during 2003 included the following:

•	In February, Renovis received milestone payments totaling $4.5 million from AstraZeneca following FDA approval of AstraZeneca’s plans for the Phase III clinical trials of Cerovive.

•	In May, we received notice that AstraZeneca had commenced two Phase III clinical trials, SAINT I in Europe and Asia and SAINT II in North and South America, to test Cerovive against placebo in acute ischemic stroke.

•	In August, we raised net proceeds of $44.7 million through the sale of shares of Series E convertible preferred stock to new and existing investors.

•	In September, we began a Phase II clinical trial of REN-1654 in post-herpetic neuralgia.

•	In October, Renovis began a Phase I clinical trial of REN-213, which was completed in December. REN-213 subsequently commenced Phase II clinical trials in January of this year.

•	In December, Renovis advanced a compound that acts as an antagonist of the vanniloid receptor known as VR1 into preclinical studies.

•	Also in December, Renovis established a research collaboration with Genentech for the discovery and development of drugs that inhibit pathological or tumor angiogenesis and promote nerve re-growth following nervous system injury.

2004 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, requirements of early stage research programs, and the potential for Renovis to enter into new licensing agreements or strategic collaborations. The Company intends to update financial guidance for 2004 when it releases results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2004, the Company presently anticipates:

•	Total contract revenue from existing agreements of approximately $2.6 million; and

•	Total operating expenses, excluding the amortization of employee stock-based compensation, of $30 million to $40 million.

Conference Call and Webcast Information

Corey S. Goodman, Ph.D., President and CEO, and other members of Renovis senior management team will review fourth quarter and full year results via webcast and conference call on Wednesday, March 24, 2004 at 4:30 p.m. Eastern Standard Time. To access the call by live webcast, please log on to the Investor Relations section of our website at www.renovis.com. A playback of the call and archive of the webcast will be available through March 31, 2004. To access the playback of the call, dial 888-286-8010, (in the United States), or 617-801-6888 (internationally), reservation number 23348319.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Renovis is currently pursuing eight distinct programs, including three product candidates in clinical development. The company’s most advanced product candidate is Cerovive®, an intravenous drug for acute ischemic stroke that is in Phase III clinical trials with our exclusive licensee, AstraZeneca plc. Renovis is independently developing two clinical candidates for the treatment of pain: REN-1654, an oral drug for neuropathic pain in Phase II clinical trials, and REN-213, an intravenous drug for acute post-operative pain, also in Phase II clinical trials. The company’s research and development programs focus on major medical needs in the areas of pain, trauma and stroke, and neurodegenerative diseases.

For additional information about the company, please visit www.renovis.com.

Cerovive is a registered trademark of AstraZeneca plc. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of Cerovive, which is still under development; our dependence on our strategic collaboration with AstraZeneca; AstraZeneca’s success in obtaining regulatory approval to market Cerovive; our ability to successfully develop other product candidates; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the “Risk Factors” section of the final prospectus relating to our initial public offering, which was filed with the Securities and Exchange Commission on February 4, 2004. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(unaudited)
Contract revenue	$—	$—	$4,500	$—

Operating expenses:
Research and development	7,698	3,044	20,449	10,944
General and administrative	2,207	1,869	6,637	5,266
Amortization of employee stock - based compensation	1,216	—	1,860	—
Acquired in-process research and development	—	8,882	17,305	8,882

Total operating expenses	11,121	13,795	46,251	25,092

Loss from operations	(11,121)	(13,795)	(41,751)	(25,092)

Interest income	133	119	371	573
Interest expense	(103)	(95)	(492)	(558)

Net loss	$(11,091)	$(13,771)	$(41,872)	$(25,077)

Deemed dividend upon issuance of Series E convertible preferred stock	—	—	(43,393)	—

Net loss attributable to common stockholders	$(11,091)	$(13,771)	$(85,265)	$(25,077)

Basic and diluted net loss per share attributable to common stockholders	$(8.08)	$(12.86)	$(73.02)	$(23.56)

Shares used to compute basic and diluted net loss per share	1,372,537	1,070,784	1,167,700	1,064,489

Pro forma basic and diluted net loss per share attributable to common stockholders	$(0.63)	$(2.13)	$(7.25)	$(3.99)

Shares used to compute pro forma basic and diluted net loss per share	17,581,100	6,453,436	11,759,889	6,280,823

Pro forma net loss per share is calculated for the three months and years ended December 31, 2003 and 2002 by using the weighted average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of the Company’s convertible preferred stock into shares of common stock effective upon the closing of the initial public offering as if such conversion occurred on October 1, 2003 and 2002 and January 1, 2003 and 2002 or at the date of the original issuance, if later.

RENOVIS, INC.

(A Development Stage Company)

Condensed Balance Sheets

(in thousands)

	December 31,
	2003	2002
Assets:
Cash and cash equivalents	$1,752	$4,669
Short-term investments	39,685	12,746
Prepaids and other current assets	2,314	334

Total current assets	43,751	17,749

Property and equipment, net	5,619	6,290
Other long-term assets	3,181	1,827

	$52,551	$25,866

Liabilities and stockholders’ equity (net capital deficiency):
Current liabilities	$6,491	$3,897
Long-term liabilities	1,346	2,343

Convertible preferred stock	123,266	59,388

Stockholders’ equity (net capital deficiency)	(78,552)	(39,762)

	$52,551	$25,866